Exhibit 99.1

Contacts:
Joseph Jones (Media) jonesjo@dnb.com 973.921.5732	Richard Veldran (Investors/Analysts) veldranr@dnb.com 973.921.5863
D&B Announces Changes to its Board of Directors • Appoints Austin A. Adams Effective April 2 • Announces Ronald L. Kuehn’s Retirement Effective September 30

Short Hills, NJ – April 2, 2007 – D&B (NYSE:DNB) today announced that Austin A. Adams, former chief information officer of JPMorgan Chase has been appointed to D&B’s Board of Directors, effective immediately. In addition, the Company announced that Ronald L. Kuehn will retire from its Board of Directors effective September 30, 2007.

Adams, age 63, was most recently, executive vice president and corporate chief information officer of JPMorgan Chase, the third largest bank holding company in the world. Prior to this role, Adams served as executive vice president and chief information officer of Bank One from 2001 to 2004. Most of Adams’ 35-year banking career was in leading technology and operations during dramatic consolidation in the industry. Adams is also a director of Spectra Energy, Inc., a public company, and NCO Corporation, which is owned by JPMorgan private equity.

“We are delighted to welcome Austin Adams to D&B’s board of directors,” said Steve Alesio, D&B’s Chairman and CEO. “Austin is an accomplished executive who brings to D&B a wealth of experience in financial services, technology and M&A, which will prove invaluable as we execute against our strategic growth plan for the future.”

Kuehn has served as a director of D&B since 1996. Kuehn will reach the company’s mandatory retirement age this year (72) and will continue to serve on the Board for a short while in a period of transition. He is a member of the Audit Committee and was formerly Chairman of the Compensation & Benefits Committee, on which he continues to serve. Kuehn is chairman of the board of El Paso Corporation, a diversified energy company. In addition to serving on the board of El Paso, Kuehn is also a director of Regions Financial Corporation and Praxair, Inc.

“Ron has made significant contributions to D&B and its shareholders over the past decade,” Alesio said. “He provided valuable insight as we executed the restructuring of D&B and various corporate spin-offs during the late 1990’s,” Alesio continued. “In our more recent past, he provided guidance in the development of our Blueprint for Growth strategy and added value in our thoughtful succession planning as Chair of the Compensation & Benefits Committee. I’d personally like to thank Ron for his wonderful service and dedication to D&B and his guidance to its leaders over time.”

ABOUT D&B

D&B (NYSE:DNB) is the world’s leading source of commercial information and insight, enabling companies to Decide with Confidence® for 165 years. D&B’s global commercial database contains more than 110 million business records. The database is enhanced by D&B’s proprietary DUNSRight® Quality Process, which transforms the enormous amount of data D&B collects daily into decision-ready insight. Through the D&B Worldwide Network – an unrivaled alliance of D&B and leading business information providers around the world – customers gain access to the world’s largest and highest quality global commercial business information database.

D&B’s customers are many of the world’s largest and most successful enterprises as well as mid-size companies and entrepreneurial start-ups. Customers use D&B Risk Management SolutionsTM to mitigate credit risk, increase cash flow and drive increased profitability; D&B Sales & Marketing SolutionsTM to increase revenue from new and existing customers; D&B E-Business SolutionsTM to convert prospects into clients faster by enabling business professionals to research companies, executives and industries; and D&B Supply Management SolutionsTM to generate ongoing savings through supplier consolidation, and to protect their businesses from supply chain disruption and serious financial, operational and regulatory risk. For more information, please visit www.dnb.com.